UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 30, 2007
Date of Report (date of earliest event reported)

UNITED INDUSTRIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-4252	95-2081809
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

124 Industry Lane
Hunt Valley, Maryland 21030
(Address of principal executive offices, including zip code)

(410) 628-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Introductory Note

On October 7, 2007, United Industrial Corporation (the “Company”), Textron Inc. (“Textron”) and Marco Acquisition Sub Inc., an indirect wholly owned subsidiary of Textron (“Purchaser”), entered into a merger agreement (the “Merger Agreement”), whereby Purchaser would merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Textron. On October 16, 2007, pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of Company common stock, par value $1.00 per share (the “Common Stock”) at a purchase price of $81.00 per share, net to the seller in cash without interest, less any applicable withholding taxes (the “Merger Consideration”). The Offer expired on Tuesday, November 13, 2007, and, on November 14, 2007, pursuant to the terms of the Offer, Purchaser accepted and paid for all shares of Common Stock validly tendered and not withdrawn prior to the expiration of the Offer. Textron now holds approximately 86.5% of the outstanding shares of Common Stock.

Item 1.01 Entry into a Material Definitive Agreement.

As a result of the acquisition of control of the Company by Textron on November 14, 2007, all outstanding options to acquire shares of Common Stock granted under the Company’s 2006 Long Term Incentive Plan or any predecessor plan (each such option, a “UIC Stock Option”) that were not then vested and exercisable became immediately vested and exercisable as of such date, as permitted under the foregoing equity plans. The Merger Agreement provides that each UIC Stock Option that is vested, exercisable and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and each holder will be paid for each such UIC Stock Option an amount in cash (without interest), determined by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price of the UIC Stock Option by (ii) the number of shares of Common Stock the holder could have purchased had the holder exercised such holder’s option in full immediately prior to the Effective Time (such amount, the “Cashout Value”).

On November 30, 2007, the Company’s Board of Directors (the “Board”) approved advancing the date on which such UIC Stock Options would be so canceled and the Cashout Value paid to the option holders to November 30, 2007 (such date, the “Cashout Date”), although the Effective Time has not occurred. The Cashout Value payments due to the holders of such UIC Stock Options may be reduced by the amount of any applicable withholding taxes. By virtue of the Board’s action, a total of 1,010,678 UIC Stock Options, with an overall weighted average exercise price of $33.78 per share, were canceled as of the Cashout Date and an aggregate payment of $47,719,899.90, representing the Cashout Value applicable to such UIC Stock Options, was paid to the option holders, less applicable withholding taxes.

As of the Cashout Date, the total number of UIC Stock Options held by each named executive officer of the Company (other than James H. Perry, who held no outstanding UIC Stock Options as of the Cashout Date) (each such officer, a “NEO”) as of the Cashout Date, the weighted average exercise price of such UIC Stock Options and the lump sum cash payment received by each NEO in exchange for the cancellation of such UIC Stock Options are as follows:

Named Executive Officer	Number of UIC Stock Options	Weighted Average Exercise Price	Lump Sum Cash Payment

Frederick M. Strader	264,707	$25.80	$14,612,556.07

Jonathan A. Greenberg	32,000	$35.73	$1,448,725.00

Stuart F. Gray	8,000	$39.30	$333,620.00

John F. Michitsch	19,667	$38.07	$844,254.37

Michael A. Boden	21,000	$40.70	$846,310.00

A portion of the $47,719,899.90 payment is attributable to the cancellation of UIC Stock Options held by former directors of the Company (“the “Former Directors”). As of the Cashout Date, the Former Directors held a total of 160,000 UIC Stock Options, with an average weighted exercise price of $32.58, and an aggregate lump sum cash payment of $7,747,850.00 was paid to them in exchange for the cancellation of their options.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and this description is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this report and is incorporated herein by reference.

The foregoing description of the Company’s 2006 Long Term Incentive Plan, does not purport to be complete and this description is qualified in its entirety by reference to the full text of such plan, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No	Description
2.1

Agreement and Plan of Merger, dated as of October 7, 2007, by and among Textron Inc., Marco Acquisition Sub Inc. and United Industrial Corporation (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed October 9, 2007).*

10.1	United Industrial Corporation 2006 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed June 30, 2006).

*	Excludes schedules, exhibits and certain annexes, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIAL CORPORATION

Date: December 6, 2007	By:	/s/ Frederick M. Strader
Name: Frederick M. Strader
Title: Chief Executive Officer and President